Exhibit 10.16

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

STRICTLY PRIVATE AND CONFIDENTIAL

April 25, 2025

Neill Reynolds
[Intentionally omitted]

Dear Neill:

We are excited to offer you employment with Fortive Corporation (the “Company“). As discussed, Fortive has announced that it will separate into two publicly traded companies (the "Separation") through the spin-off of a newly-formed company named Ralliant Corporation to own the businesses operating under Fortive's current Precision Technologies segment ("Ralliant"). Completion of the Separation will be deemed to have occurred on the first date that the common stock of Ralliant has been both registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for “regular-way” trading under a national securities exchange.

Until the Separation, you will be an employee of the Company, and your position will be Senior Vice President and Chief Financial Officer, Ralliant based in Raleigh, North Carolina reporting to Tami Newcombe, President & Chief Executive Officer, Ralliant. You will be expected to relocate to Raleigh, NC within the agreed upon timeline with Tami. In connection with the Separation, your employment will formally transfer to Ralliant, and all of your written agreements with the Company will be assigned to Ralliant.

Ralliant will be a place where you can experiment, learn, grow, and make an impact as we work to make the world stronger, safer, and smarter. We have big things ahead of us and we’re excited about what you could add.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date will be confirmed based on your agreed upon timeline with Tami once all pre-employment steps are completed.

Pay: Prior to the Separation, your base salary will be paid bi-weekly at the annual rate of $625,000, subject to periodic review and according to the Company’s usual payroll schedule and practices. As an executive officer of Ralliant and upon Separation, your compensation will be determined by the Compensation Committee of the Board of Ralliant, which will establish its own pay philosophy and determine a peer group for benchmarking purposes after the Separation.

Incentive Compensation Plan Bonus: We believe that all employees have an impact on the achievement of the Company's goals. As part of your total compensation package and prior to the Separation you will also be eligible to participate in the Fortive Incentive Compensation Plan (“ICP”) with a target bonus of 90% of your annual base salary, subject to periodic review. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. Normally, ICP payments are then made during the first quarter of the following calendar year.

At the time Ralliant adopts its own incentive compensation plan, your incentive compensation will no longer be governed by the Fortive ICP and will be governed by the terms of the incentive compensation plan adopted by Ralliant and its Compensation Committee. Your target bonus under such plan is expected to remain at the same level; provided however, that any such decision following the Separation will be at the discretion of the Compensation Committee of Ralliant Corporation. Your ICP under the Fortive plan will terminate upon the Separation, and your ICP payment for 2025, including any portion attributed to your performance prior to the Separation under the Fortive ICP, will be determined and paid solely under the Ralliant Corporation Plan.

Signing Bonus: We are pleased to provide you a signing bonus of $500,000 following your start date. Applicable taxes will be withheld and payment of this bonus is conditioned on the enclosed Signing Bonus Repayment Agreement, but for the avoidance of doubt it will not need to be repaid upon termination by the Company without Cause, upon your death or disability, or for Good Reason Resignation. As used in this paragraph, Good Reason Resignation is defined as termination by you that is caused by any one or more of the following events, which occurs without your written consent: (a) assignment to you of any duties inconsistent in any material respect with your authority, duties or responsibilities as in effect on your Start Date, which represent a diminution of such duties, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities; (b) a material change in the geographic location at which you must perform services to a location which is more than fifty (50) miles from Raleigh, NC; or (c) a material reduction to your compensation and benefits, taken as a whole, as in effect upon your Start Date. Notwithstanding the foregoing, you shall be considered to have a Good Reason Resignation only if you provide written notice to the Company specifying in reasonable detail the events or conditions upon which you are basing such Good Reason Resignation and you provide such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, you may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

Day One Equity Award: At or around the time of the Separation, a recommendation will be made to the Compensation Committee of Ralliant to grant you a one-time equity award (the “Founder’s Equity Award”) at the first formal meeting after the Separation. The target value of this Founder’s Equity Award is $1,500,000. The form and the vesting terms of the equity grant to be determined by the Ralliant Compensation Committee and are expected to be granted in the form of a combination of 50% stock options and 50% RSUs.

The Company (and Fortive or Ralliant Corporation) cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value. The stock options and RSUs will be solely governed by the terms and conditions set forth in the applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

Annual Equity Award: A recommendation will be made to the Compensation Committee of Ralliant to grant you an equity award as part of Ralliant’s equity compensation program at the first formal meeting after the Separation. The target award value of this equity grant will be $2,250,000. The form and the vesting terms of the equity grant to be determined by the Ralliant Compensation Committee and are expected to be granted in the form of a combination of 50% stock options and 50% RSUs that vest over the first four anniversaries of the grant date.

You will be eligible annually to participate in Ralliant’s equity compensation program, subject to periodic review.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations, and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date. Upon the separation, Ralliant will adopt its own non-qualified executive deferred income plan.

Stock Ownership Guidelines: Upon Separation, Ralliant will adopt its own stock ownership guidelines.

Relocation: We are pleased to provide relocation services through CapRelo. Specific relocation benefits are detailed in the enclosed Homeowners BVO Relocation Policy. A CapRelo representative will contact you to explain the services and benefits provided under the policy, coordinate your relocation plan, and answer any questions that you may have. Relocation benefits are conditioned on the Relocation Repayment Agreement, but for the avoidance of doubt will not need to be repaid upon termination by the Company without Cause, upon your death or disability, or due to a Good Reason Resignation (as that term is defined above in the Signing Bonus section).

Other Benefits and Perquisites: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling. This amount is not grossed-up for tax purpose. In addition, prior to the Separation, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Upon the separation, Ralliant will adopt its own Other Benefits and Perquisites.

Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k)-retirement plan beginning on your first day of employment subject to the applicable plan. Upon the Separation, Ralliant will adopt its own health, insurance and retirement benefits plans. Upon the Separation, your service date as recognized by the Company would be recognized by Ralliant for purposes of service-based benefits.

Paid Time Off: You will be eligible for annual Paid Time Off benefits pursuant to the Company’s policy, and you will be granted 25 days annually. Paid Time Off may be prorated based on your start date. Upon separation, your accrued, unused Paid Time Off with the Company will be recognized by Ralliant.

Severance Benefits: Prior to the completion of the Separation, you will be entitled to the same level of severance benefits set forth in Fortive’s Severance and Change-in-Control Plan for Officers (“Fortive CIC Plan”); provided however, that any disposition(s) of ownership interests by Fortive in Ralliant, or issuance of shares by Ralliant, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan). A copy of the Fortive CIC Plan is attached for your reference.

In addition, if

•	the Separation has not been completed on or before December 31, 2026 (the “Reference Date”) and, within six months of the Reference Date, you resign voluntarily; or

•	you are terminated without Cause (as defined in the Fortive CIC Plan) prior to the completion of the Separation;

you will be entitled to the following:

•	any unvested equity awards in Fortive held by you shall vest in full as of the date of such termination or resignation, with any performance conditions deemed to have been achieved at the target performance level and with the stock options exercisable until the fifth anniversary of the date of such termination or resignation; and

•	in the event of such voluntary resignation, such voluntary resignation shall be deemed a Good Reason Resignation (as defined in the Fortive CIC Plan), and severance will be paid in accordance with the terms of Fortive CIC plan.

Following completion of the Separation, you will be eligible to participate in Ralliant’s Severance and Change-in-Control Plan for Officers (the “Ralliant CIC Plan”), which plan will be substantially similar to the Fortive CIC Plan; provided however, that any disposition(s) of ownership interests by Fortive in Ralliant, or any issuance of shares by Ralliant, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan).

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Form I-9: The Company complies with the Immigration Reform and Control Act of 1986, which requires all new employees to provide documentation of their legal right to work in the United States. To complete the hiring process, you will be required to complete the I-9 form on your first day of employment.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of applicable pre-employment screening and your signature on the following documents:

•	Offer Letter
•	Certification of Fortive Corporation Code of Conduct
•	Certification of Compliance of Obligations to Prior Employers
•	Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein
•	Directors and Officers Questionnaire
•	Relocation policy and repayment agreement
•	Signing bonus repayment agreement
•	Fortive Severance and Change-in-Control Plan for Officers

Please let us know your decision within 7 days. You may acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning it, along with the signed documents referenced above.

We sincerely look forward to welcoming you to the team! Feel free to contact me with any questions or concerns. Please don’t hesitate to reach out. Thank you!

Sincerely,

/s/ Karen Bick
Karen Bick
Vice President, Human Resources

Agreed & Accepted:

/s/ Neill Reynolds
Neill Reynolds